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                                                                    Exhibit 23.2





                              ACCOUNTANTS' CONSENT


The Board of Directors and Stockholders
Freedom Group, Inc. and Subsidiaries:

We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report contains an explanatory paragraph that states that the Company has entered into an agreement and plan of merger for the merger of the Company with an unrelated party. The sale has not been finalized and no adjustments to the combined financial statements have been made.



                                        KPMG PEAT MARWICK LLP



St. Petersburg, Florida
May 29, 1998